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       PROSPECTUS SUPPLEMENT NO. 6 TO PROSPECTUS DATE JULY 29, 1997

                       TRANS WORLD AIRLINES, INC.
                          28,833 WARRANTS TO
                   PURCHASE SHARES OF COMMON STOCK

     The 28,833 Warrants to purchase Common Stock (the "Warrants") of
Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the Warrants as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated July 29, 1997 (the "Prospectus"). The Warrants are exercisable commencing on March 31, 1998 through their expiration on April 1, 2002, unless previously redeemed by the Company as described in the Prospectus. The Warrants entitle the holder thereof to purchase 126.26 shares of Common Stock per Warrant at an exercise price of approximately $7.92 per share. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

     The Selling Holders will receive all of the net proceeds from the sale of the Warrants and, accordingly, the Company will receive none of the proceeds from the sales thereof.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
             OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS
                   SUPPLEMENT OR THE PROSPECTUS.  ANY
                     REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

     No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

     The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                           SELLING HOLDERS

     The following table sets forth information with respect to the
Selling Holders of the securities offered hereby, the number of Warrants beneficially owned by each Selling Holder, and the Warrants that are being offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell Warrants in accordance with the requirements set forth in the Prospectus. Other beneficial owners of the Warrants not set forth below may be added as Selling Holders to this Prospectus in the future. The table is cumulative and includes information provided to the Company by the Selling Holders and previously reported by the Company. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Warrants and the Common Stock.
                           _______________





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
                                                                                                       APPROXIMATE
                                                                                                     NUMBER OF SHARES
                                                                                    PERCENTAGE OF    OF COMMON STOCK
                                           NUMBER OF WARRANTS      NUMBER OF         OUTSTANDING      RECEIVED UPON
NAME                                       BENEFICIALLY OWNED   WARRANTS OFFERED      WARRANTS           EXERCISE
----                                     ------------------------------------------------------------------------------
Triton Capital Investments, LTD                   3,000              3,000               6.0%             378,780
JMG Capital Management, Inc.                      3,550              3,550               7.1%             448,223
Credit Research & Trading LLC                     1,500              1,500               3.0%             189,390
GPZ Trading, LLC                                    666                666               1.3%              84,089
<F*>Shepherd Management Svc                          80                 80               0.2%              10,101
<F*>WP Investment Partners                           65                 65               0.1%               8,207
<F*>Simpson Group Retirement Fund                   300                300               0.6%              37,878
<F*>Worldwide Transactions, LTD                     135                135               0.3%              17,045
<F*>Helix Convertible Opportunities LP            1,420              1,420               2.8%             179,289
<F*>Helix Convertible Opportunities, LTD            325                325               0.7%              41,035
<F*>The Common Fund FAO Absolute
    Return Fund                                     125                125               0.3%              15,783
Kennilworth Partners, LP                          8,917              8,917             17.83%           1,125,860
Deutsche Bank Securities                          8,750              8,750             17.50%           1,104,775
                                                 ------             ------             -----            ---------

      Total                                      28,833             28,833             57.67%           3,640,455
                                                 ======             ======             =====            =========

<F*>c/o Helix Investment Partners LP

     Information concerning the sale of other Warrants by their beneficial holders will be set forth in additional Prospectus
Supplements. As of the date of this Prospectus Supplement, the aggregate number of Warrants outstanding is 50,000.

     It is not possible to predict the number of Warrants that will be sold hereby. Consequently, it is not possible to predict the number of Warrants that will be owned by the Selling Holders following completion of sales of the securities offered hereby.

    THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 23, 1999